Exhibit 21.1

Subsidiaries

1.	Vivakor Operating, LLC, a Texas limited liability company.

2.	Vivakor Administration, LLC, a Texas limited liability company.

3.	Vivakor Midstream, LLC, a Texas limited liability company.

4.	VivaVentures Management Company, Inc., a Nevada corporation.

5.	VM Facilities, LLC, a Texas limited liability company.

6.	Vivakor Transportation, LLC, a Texas limited liability company.

7.	Vivakor Supply & Trading, LLC, a Texas limited liability company.

8.	Silver Fuels Processing, LLC, a Texas limited liability company.

9.	Silver Fuels Delhi, LLC, a Texas limited liability company.

10.	White Claw Colorado City, LLC, a Texas limited liability company.

11.	VivaVentures Remediation Corp., a Texas corporation.

12.	Endeavor Crude, LLC, a Texas limited liability company.

13.	CPE Gathering Midcon, LLC, a Delaware limited liability company.

14.	ET EmployeeCo, LLC, a Delaware limited liability company.

15.	VivaVentures Energy Group, Inc., a Nevada corporation.

16.	VivaVentures Oil Sands, Inc., a Utah corporation.

17.	Gonzales Oilfield Truck & Equipment, LLC, a Delaware limited liability company.